CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Funds, Inc. of our report dated August 26, 2022, relating to the financial statements and financial highlights, which appears in Nuveen Credit Income Fund and Nuveen Strategic Income Fund’s Annual Report on Form N-CSR for the year ended August 31, 2022.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 28, 2022